                                                                    EXHIBIT 99.1



FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President - Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 15, 2005


               CLARCOR REPORTS RECORD SECOND QUARTER 2005 RESULTS
            Q2 SALES UP 11%; OPERATING PROFIT AND NET EARNINGS UP 16%

UNAUDITED FISCAL SECOND QUARTER AND SIX MONTHS 2005 HIGHLIGHTS
(Amounts in thousands, except per share data and percentages)

------------------------------------------------------------------------------------------------
                                   QUARTER ENDED           %       SIX MONTHS ENDED         %
                                 5/28/05    5/29/04     CHANGE    5/28/05    5/29/04     CHANGE
------------------------------------------------------------------------------------------------
Net Sales                       $219,786   $198,712      10.6    $416,047   $373,984      11.2
Operating Profit                $ 27,553   $ 23,793      15.8    $ 48,633   $ 41,606      16.9
Net Earnings                    $ 17,346   $ 14,914      16.3    $ 30,500   $ 26,575      14.8
Diluted Earnings Per Share      $   0.33   $   0.29      13.8    $   0.58   $   0.51      13.7
------------------------------------------------------------------------------------------------

Note: All per share amounts have been adjusted for a 2-for-1 stock split which became effective in April 2005.

SECOND QUARTER AND SIX MONTHS 2005 OPERATING REVIEW
     FRANKLIN, TN, JUNE 15, 2005 -- CLARCOR INC. (NYSE: CLC) reported today that second quarter 2005 net earnings increased by 16% and diluted earnings per share rose by 14% compared to the same quarter in 2004. Sales increased by 11% compared to the prior year's second quarter, and operating profit climbed by 16%.

For the six-month 2005 period, sales increased by 11%, and net earnings and diluted earnings per share gained 15% and 14%, respectively, compared to 2004.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "We are pleased to report double-digit earnings growth in the second quarter of 2005 on an 11% increase in sales compared to the second quarter in 2004. Operating margins rose from 12.0% last year to 12.5% this year. Sales and operating profit improved at each of our operating segments in the second quarter compared to the same quarter in 2004, both domestically and internationally. For this year's second quarter and also for the six-month period, foreign currency fluctuations did not have a material impact on either sales or operating profit.

"Engine/Mobile Filtration sales rose by nearly 13% from last year's second quarter. Sales to heavy-duty aftermarket independent distributors were strong in the first quarter of 2005 and this continued throughout the second quarter. Our initiatives to increase sales to original equipment manufacturers and, particularly, OEM dealers have been successful and are now at a level where the impact on reported revenues is evident. We expect to show further growth throughout 2005 and into next year. Sales at Baldwin Weifang, our operation in Weifang, China, have risen nearly twofold from the second quarter last year. Baldwin Weifang is now one of our largest international operations within this segment. We expect double-digit revenue growth there for the foreseeable future.

"Industrial/Environmental Filtration sales increased by nearly 9% from the second quarter of last year. This includes $7.5 million in sales from Purolator EFP which we acquired in the fourth quarter of 2004 and from Niagara Ltd. which we acquired in the second quarter of 2005. Operating profit grew by 3%. HVAC filter sales, for both residential and commercial markets, are still slow. This is particularly true for maintenance filters sold to automobile and automobile parts manufacturers. We expect this trend will continue for the rest of 2005. Demand remains good, however, for most of our other product lines in this segment. Sales of waste water treatment systems, aviation fuel filtration systems, filters for oil drilling and filters for plastic and polymer production were particularly strong in the second quarter.

"Packaging segment sales improved by 11% this quarter compared to last year, and operating profit increased by over 40%. Operating margins increased to 8.7% this quarter from 6.6% in the second quarter last year, and were driven primarily by cost reduction initiatives implemented over the last several years. Sales of both metal and plastic products increased during the quarter. This segment's sales have become much less seasonal over the last few years as its sales mix has changed from promotional products sold largely in the last half of the year to products sold on a continual basis throughout the year. We anticipate that second half sales will be a little stronger than the sales run rate in the second quarter of 2005. Margins are expected to be consistent with those recorded in the second quarter.

"There was little change in other income compared to last year's second quarter and our tax rate stayed at approximately 36.3%. Capital expenditures reached $11 million for the six-month period just ended compared to $9 million in the six-month period a year earlier. We expect capital expenditures to be $20 million to $22 million for 2005 compared to $22 million in 2004. We are investing significantly more capital this year in new technologies, particularly new media development. We plan to expand the capacity of our operations in China to manufacture a wider range of our filter products that will sell mostly in Chinese and Southeast Asian markets. We will also complete the building of a new aviation fuel filter testing center in Greensboro, North Carolina later this year.

"Cash flow continues to be strong and cash from operations rose to $28 million this quarter from $19 million in last year's second quarter. We expect to continue to accumulate cash during the balance of this year provided we do not make any acquisitions. We are always evaluating acquisition opportunities, and hope to complete several later this year. With our consistent cash flow and significant borrowing capacity we are able to fund ongoing operations and our current development and expansion plans, and continue to pay dividends.

"Based on our first half results and current backlog, we expect diluted earnings per share for 2005 to be $1.32 to $1.38. This estimate does not include the impact of stock option expense as implementation of this accounting change has been delayed until the first quarter of 2006. We estimate that, for fiscal 2006, the impact from expensing stock options will be approximately $0.04 per share. We continue to monitor changes in commodity prices closely, particularly for steel and petroleum products, and have aggressively put through price increases to reflect increases in our costs, whenever possible. We are confident that CLARCOR will have a record 2005 and post its 13th consecutive year of increased earnings."

CLARCOR will be holding a conference call to discuss the second quarter results at 10:00 am CDT on June 16, 2005. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites, and also by providing access code 5149154 at 888-203-1112 or 719-457-0820. The replay will be available through June 23, 2005 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, health care costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs, the cost of compliance with recently enacted regulatory requirements, the effect of changes in accounting rules and other factors discussed in filings made with the Securities and Exchange Commission.




                                  TABLES FOLLOW

CLARCOR 2005 UNAUDITED SECOND QUARTER RESULTS cont'd.


CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)
Per Share Data Restated for 2-for-1 Stock Split Effective April 29, 2005

                                                                      Second Quarter                        Six Months
                                                              ------------------------------      ------------------------------
For periods ended May 28, 2005 and May 29, 2004                   2005              2004              2005              2004
--------------------------------------------------------------------------------------------------------------------------------
Net sales ..................................................  $    219,786      $    198,712      $    416,047      $    373,984
Cost of sales ..............................................       153,700           137,613           292,942           261,401
                                                              ------------      ------------      ------------      ------------
     Gross profit ..........................................        66,086            61,099           123,105           112,583
Selling and administrative expenses ........................        38,533            37,306            74,472            70,977
                                                              ------------      ------------      ------------      ------------
     Operating profit ......................................        27,553            23,793            48,633            41,606
Other income (expense) .....................................           (95)             (217)             (407)              368
                                                              ------------      ------------      ------------      ------------
     Earnings before income taxes and minority interests ...        27,458            23,576            48,226            41,974
Income taxes ...............................................         9,973             8,567            17,509            15,270
                                                              ------------      ------------      ------------      ------------
     Earnings before minority interests ....................        17,485            15,009            30,717            26,704
Minority interests in earnings of subsidiaries .............          (139)              (95)             (217)             (129)
                                                              ------------      ------------      ------------      ------------

Net earnings ...............................................  $     17,346      $     14,914      $     30,500      $     26,575
                                                              ============      ============      ============      ============

Net earnings per common share:
   Basic ...................................................  $       0.34      $       0.29      $       0.59      $       0.52
                                                              ============      ============      ============      ============
   Diluted .................................................  $       0.33      $       0.29      $       0.58      $       0.51
                                                              ============      ============      ============      ============

Average shares outstanding:
   Basic ...................................................    51,631,794        50,871,720        51,528,689        50,804,746
   Diluted .................................................    52,418,831        51,745,840        52,316,801        51,682,644



CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

                                                      May 28,       November 27,
                                                       2005            2004
--------------------------------------------------------------------------------
ASSETS
Current assets:
      Cash and cash investments .............        $ 27,600        $ 22,520
      Accounts receivable, net ..............         145,831         143,719
      Inventories ...........................         120,804         115,571
      Other .................................          22,824          22,180
                                                     --------        --------
             Total current assets ...........         317,059         303,990
Plant assets, net ...........................         142,230         142,242
Acquired intangibles, net ...................         150,700         147,789
Pension assets ..............................          24,418          24,574
Other assets ................................           9,185           9,202
                                                     --------        --------
                                                     $643,592        $627,797
                                                     ========        ========


LIABILITIES
Current liabilities:
      Current portion of long-term debt .....        $    191        $    420
      Accounts payable and accrued
        liabilities .........................         105,105         117,859
      Income taxes ..........................          13,998           7,993
                                                     --------        --------
             Total current liabilities ......         119,294         126,272
Long-term debt ..............................          16,029          24,130
Long-term pension liabilities ...............          13,197          11,256
Other liabilities ...........................          38,316          37,677
                                                     --------        --------
                                                      186,836         199,335
SHAREHOLDERS' EQUITY ........................         456,756         428,462
                                                     --------        --------
                                                     $643,592        $627,797
                                                     ========        ========



SUMMARY CASH FLOWS
(Dollars in thousands)

                                                            Six Months
                                                     ------------------------
                                                       2005            2004
-----------------------------------------------------------------------------
FROM OPERATING ACTIVITIES
Net earnings ................................        $ 30,500        $ 26,575
Depreciation ................................          10,336           9,291
Amortization ................................             630             380
Changes in assets and liabilities ...........          (2,198)         (2,064)
Other, net ..................................             118            (571)
                                                     --------        --------
    Total provided (used) by
          operating activities ..............          39,386          33,611
                                                     --------        --------

FROM INVESTING ACTIVITIES
Plant asset additions .......................         (10,562)         (9,197)
Business acquisitions .......................          (3,508)         (4,871)
Other, net ..................................             614           1,415
                                                     --------        --------
    Total provided (used) by
          investing activities ..............         (13,456)        (12,653)
                                                     --------        --------

FROM FINANCING ACTIVITIES
Net payments under line of credit ...........          (7,500)            -
Payments on long-term debt ..................            (830)           (280)
Cash dividends paid .........................          (6,577)         (6,361)
Other, net ..................................          (5,679)            871
                                                     --------        --------
    Total provided (used) by
          financing activities ..............         (20,586)         (5,770)
                                                     --------        --------

Effect of exchange rate
    changes on cash .........................            (264)            (20)
                                                     --------        --------

CHANGE IN CASH AND
    CASH INVESTMENTS ........................        $  5,080        $ 15,168
                                                     ========        ========

CLARCOR 2005 UNAUDITED SECOND QUARTER RESULTS cont'd.


QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

                                                                   2005
                                                 -----------------------------------------
                                                   QUARTER        QUARTER
                                                    ENDED          ENDED            SIX
                                                 FEBRUARY 26       MAY 28          MONTHS
                                                 -----------     ---------       ---------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration .................     $  83,129      $  93,722       $ 176,851
   Industrial/Environmental Filtration ......        97,198        106,668         203,866
   Packaging ................................        15,934         19,396          35,330
                                                  ---------      ---------       ---------
                                                  $ 196,261      $ 219,786       $ 416,047
                                                  =========      =========       =========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration .................     $  16,778      $  19,629       $  36,407
   Industrial/Environmental Filtration ......         3,969          6,234          10,203
   Packaging ................................           333          1,690           2,023
                                                  ---------      ---------       ---------
                                                  $  21,080      $  27,553       $  48,633
                                                  =========      =========       =========

OPERATING MARGIN BY SEGMENT:
   Engine/Mobile Filtration .................          20.2%          20.9%           20.6%
   Industrial/Environmental Filtration ......           4.1%           5.8%            5.0%
   Packaging ................................           2.1%           8.7%            5.7%
                                                  ---------      ---------       ---------
                                                       10.7%          12.5%           11.7%
                                                  =========      =========       =========

                                                                   2004
                                                 -----------------------------------------
                                                   QUARTER        QUARTER
                                                    ENDED          ENDED            SIX
                                                 FEBRUARY 28       MAY 29          MONTHS
                                                 -----------     ---------       ---------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration .................     $  70,800      $  82,992       $ 153,792
   Industrial/Environmental Filtration ......        88,962         98,249         187,211
   Packaging ................................        15,510         17,471          32,981
                                                  ---------      ---------       ---------
                                                  $ 175,272      $ 198,712       $ 373,984
                                                  =========      =========       =========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration .................     $  14,425      $  16,989       $  31,414
   Industrial/Environmental Filtration ......         3,252          6,076           9,328
   Packaging ................................           136          1,153           1,289
   Relocation Costs .........................           -             (425)           (425)
                                                  ---------      ---------       ---------
                                                  $  17,813      $  23,793       $  41,606
                                                  =========      =========       =========

OPERATING MARGIN BY SEGMENT:
   Engine/Mobile Filtration .................          20.4%          20.5%           20.4%
   Industrial/Environmental Filtration ......           3.7%           6.2%            5.0%
   Packaging ................................           0.9%           6.6%            3.9%
                                                  ---------      ---------       ---------
                                                       10.2%          12.0%           11.1%
                                                  =========      =========       =========